Amendment no. 1 To pricing supplements listed in Annex A	Registration Statement Nos. 333-270004 and 333-270004-01 Dated May 6, 2024 Rule 424(b)(3)
JPMorgan Chase Financial Company LLC
Floating Rate Notes

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplements set forth under Annex A in this amendment (each, a “pricing supplement”), any Repurchase Notice to be sent to us in connection with any request for us to repurchase your notes should be submitted to us via email at rates.repurchase@jpmorgan.com. Except as set forth in this amendment, the other procedures and terms relating to any early repurchase of notes set forth in the applicable pricing supplement will continue to apply.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying prospectus supplement, “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in the applicable pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the applicable pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the applicable pricing supplement, which can be accessed via the hyperlink in Annex A, and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the applicable pricing supplement.

•     Product supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•     Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Annex A

CUSIP No.	Date of Related Pricing Supplement	Link
48133WX52	11/28/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023091464/ea166036_424b2.htm
48133WY36	12/11/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023095423/ea166835_424b2.htm
48133WX86	12/12/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023095628/ea166876_424b2.htm
48133WZ50	12/19/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023097620/ea167201_424b2.htm
48133W3S5	2/16/2024	http://www.sec.gov/Archives/edgar/data/1665650/000121390024015783/ea170433_424b2.htm
48133W3U0	2/22/2024	http://www.sec.gov/Archives/edgar/data/1665650/000121390024016878/ea170586_424b2.htm

Floating Rate Notes	A-1